Exhibit 99.1



FOR IMMEDIATE RELEASE                            Contact:  Thomas M. Mishoe, Jr.
May 31, 2002                                                      (804) 228-5600


       Open Plan Systems, Inc. Files for Chapter 11 Bankruptcy Protection

         RICHMOND, VIRGINIA (May 31, 2002) - Open Plan Systems, Inc. (OTCBB:PLAN), a remanufacturer of modular office work stations, announced today that it has filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The filing occurred on May 30, 2002 in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division. The Company intends to operate as a debtor in possession under its pre-petition management structure. The Company's Chapter 11 filing will allow it to continue business operations while it formulates a restructuring plan.

         Anthony F. Markel, Chairman of the Board, said, "The Company has been in a financial turnaround process since May 2001 when the Company's former president resigned and the Board of Directors named an interim Operating Committee to manage the day-to-day affairs of the Company and to develop a turnaround plan. Since that time, the Company has taken several significant restructuring steps, including closing several unprofitable sales offices and its production facility in Lansing, Michigan, initiating the liquidation of its Mexican subsidiaries, consolidating all production into the Company's Richmond production facility, selling a partially constructed production facility in Lansing, Michigan and retiring approximately $2.5 million in related debt, reducing its workforce and exiting unprofitable product lines. The current management team and the employees have worked diligently with the Board of Directors on the turnaround process but, unfortunately, the levels of sales and expenses have not been in amounts necessary to support profitable operations."

         Thomas M. Mishoe, Jr., President & Chief Executive Officer said, "The Company has been adversely impacted by the overall economic downturn over the past few quarters that has also negatively impacted the entire office furniture industry. The sales and profitability challenges that the Company has experienced during that time have been shared by all of our competitors and suppliers and by the furniture industry as a whole. Additionally, the terrorist attacks of September 11th had a negative impact on the Company's business. The
Company's booked orders decreased dramatically immediately following the September 11th terrorist attacks and have not yet returned to pre-September 11th levels."

         Mr. Mishoe continued, "In spite of the Company's current challenges, management believes there is a viable and profitable business opportunity to remanufacture Herman Miller workstations. Over the next several weeks, the Company will be considering a number of potential opportunities and initiatives in connection with formulating a restructuring plan, including pursuing additional funding or investments in the Company from interested parties or a sale of the Company."

         In addition, Mishoe said, "The Company wants customers and vendors to understand that filing for Chapter 11 protection should not have any significant impact on the Company's post-
petition activities with customers and vendors. Further, the Company will request the Bankruptcy Court to authorize it, in its sole discretion in the ordinary course of its business, to honor or pay certain pre-petition obligations to ongoing customers relating to refunds, adjustments and other credits and to honor deposits or prepayments from customers for goods and services that, as of the date of the bankruptcy filing, had not been delivered or provided to such customers. During the Chapter 11 process, the Company plans to continue its business as usual and will strive to continue to produce the highest quality product and to deliver the highest quality service to its customers while simultaneously pursuing restructuring alternatives."

         In conjunction with the filing, the Company has reached an agreement with its pre-petition lender, Wachovia Bank, N.A., to use, subject to Bankruptcy Court approval, cash collateral for the next thirty days. The permitted use of cash collateral is expected to provide the Company with the available cash to continue its operations while exploring viable restructuring alternatives.

         The Company cautions readers that the statements contained herein regarding the Company's future business plans, operations, opportunities or prospects, including any statements regarding restructuring efforts, a return to profitability or completing a financial turnaround, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current knowledge and assumptions about future events and the Company's ability to obtain Bankruptcy Court approval for use of cash collateral and other operational issues. Actual events, results or performance may be materially different from any events, results or performance expressed or implied by such forward-looking statements. Consequently, the forward looking statements contained in this press release should not be regarded as representations by the Company or any other person that any projected outcomes can or will be achieved. Nothing in this press release is intended to be indicative of results for any future period. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.

         Open Plan Systems, Inc. remanufactures and markets modular office workstations through a network of Company-owned sales offices and selected dealers. Workstations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit. The Company has recycled over fifty million pounds of workstations. Under its "As
Is" program, the Company also purchases and resells used workstations. Additionally, the Company markets a wide variety of other office-related products including chairs, desks and other office furniture.


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